Exhibit 99.1

Michaels Announces Second Quarter Fiscal 2014 Financial Results

•            Net sales increased 4.9%; comparable store sales increased 3.2%

•            Adjusted operating income increased 16%

•            Provides fiscal 2014 back half operating income guidance range $408 million to $421 million

IRVING, Texas, August 27, 2014 — The Michaels Companies, Inc. (NASDAQ: MIK) today announced financial results for the quarter ended August 2, 2014.

Chuck Rubin, Chief Executive Officer, stated, “We are very pleased to build on our solid start to fiscal 2014 with another quarter of strong performance.  Broad-based sales strength was accompanied by healthy margins and our characteristic expense discipline, even as we invested in our strategic initiatives.”

“We are in the implementation phase of our multi-year strategic plan which is designed to not only improve the experience of our core enthusiast shopper but also to attract the under-served novice customer to Michaels, enabling us to further extend our leadership position within the fragmented arts and crafts industry,” Mr. Rubin continued.

Mr. Rubin concluded, “We enter the back half of 2014 confident in our business, our outlook and our initiatives.  While we will be lapping the huge success of Rainbow Loom, the Michaels’ team is enthusiastic, energized and aligned on our priorities to serving our customers and maximizing our sales and margin performance.”

For the quarter ended August 2, 2014:

•                  Net sales increased by 4.9% to $948 million from $904 million in the second quarter of fiscal 2013; comparable store sales increased by 3.2% or 3.6% on a constant currency basis.

•                  Gross profit grew 40 basis points to 37.7% of net sales compared to 37.3% of net sales in the second quarter of fiscal 2013. The improvement was driven by occupancy cost leverage, the timing of store remodel costs and lower costs of shrink and damages, partially offset by slightly higher merchandise costs and increased freight and distribution costs.

•                  Selling, general and administrative expense, including share-based compensation, related party/sponsor expenses and store pre-opening costs (“SG&A”) increased $39 million to $305 million compared to $266 million in the second quarter of 2013.  Excluding $32 million of costs associated with the Company’s initial public offering (“IPO”) and $2 million of related party/sponsor fees, SG&A as a percent of net sales decreased 50 basis points to 28.6% versus 29.1% during the second quarter last year.  A final payment to terminate all future sponsor fees was included as a part of the costs associated with the IPO.

•                  Operating income decreased to $52 million from $71 million in the second quarter of fiscal 2013. Operating income excluding $34 million of IPO related costs and related party/sponsor fees (“Adjusted operating income”), increased 16% to $86 million from $74 million in the second quarter of fiscal 2013. As a percent of net sales, adjusted operating income increased 90 basis points to 9.1%.

•                  Interest expense increased to $61 million from $46 million in the second quarter of fiscal 2013 due to interest expense from the 7.50%/8.25% PIK Toggle Notes issued in July 2013. Assuming the Company’s IPO and all the debt refinancing took place at the beginning of the second quarter of fiscal 2014, the interest expense would have decreased to $42 million.

•                  Losses on early extinguishment of debt and refinancing costs (“Debt refinancing”) totaled $68 million for the second quarter of fiscal 2014.

•                  The effective tax rate was 37.7% for the second quarter of fiscal 2014 compared to 29.2% for the second quarter of fiscal 2013.  The increased rate is primarily from non-deductible IPO related costs and lower state tax credits.

•                  Net loss was $48 million in the second quarter of fiscal 2014.  Adjusted net income which excludes IPO costs, related party/sponsor fees, debt refinancing costs and reflects the go forward interest expense based on the Company’s debt refinancing (“Adjusted net income”) was $30 million compared to $21 million for the second quarter of fiscal 2013.

•                  In the second quarter of fiscal 2014, diluted loss per share was $0.26 compared to diluted earnings per share of $0.09 in the second quarter of fiscal 2013.  Based on the adjusted net income of $30 million and assuming an adjusted diluted weighted average share count of 207 million, adjusted diluted earnings per share (“Adjusted earnings per share”) increased 50% to $0.15 compared to $0.10 in the second quarter of fiscal 2013.

•                  On June 16, 2014, the Company issued $250 million of 5.875% Senior Subordinated Notes maturing in 2020 and on July 2, 2014, the Company issued $850 million of debt under its existing term loan facility.  The proceeds from these borrowings were used to fully redeem the Company’s outstanding 7.75% 2018 Senior Notes.

•                  On July 2, 2014, the Company completed an IPO in which the Company issued and sold 27.8 million shares of common stock at a public offering price of $17.00 per share. The new shares increased the Company’s outstanding weighted average diluted share count to 185 million for the second quarter.  As of August 2, 2014 the Company’s total outstanding share count was 204 million. The net IPO proceeds of $446 million after deducting for underwriting fees, were used to redeem $439 million of the Company’s outstanding 7.50%/8.25% PIK Toggle Notes which are due in 2018 and to pay other expenses associated with the offering.

•                  The Company opened three new Michaels stores, relocated five Michaels stores, and closed one Aaron Brothers store during the second quarter of 2014, compared with six new Michaels stores, four Michaels relocations, one Aaron Brothers relocation, and one Aaron Brothers closure in the second quarter of 2013. At the end of the second quarter, the Company operated 1,147 Michaels stores and 117 Aaron Brothers stores.

Balance sheet highlights as of August 2, 2014:

•                  The Company ended the second quarter with $90 million in cash, $3.37 billion in debt and approximately $564 million in availability under its asset-based revolving credit facility.

•                  Inventory at the end of the quarter was $937 million.  Average Michaels inventory on a per store basis, inclusive of distribution centers and inventory for the e-commerce site which launched during first quarter of 2014, was $782,000 compared to last year’s balance of $778,000.

Second Half Fiscal 2014 and Fiscal 2014 Guidance:

The Company expects adjusted earnings per share of $0.98 to $1.02 for the second half of fiscal 2014 and $1.38 to $1.42 for full year fiscal 2014. This guidance is based on opening 21 Michaels stores in the second half of fiscal 2014, total annual sales growth of 1% to 2% and adjusted operating income of $636 to $649 million for 2014.  Operating income for the second half of the year is anticipated to be $408 million to $421 million.  Annual adjusted interest expense is forecasted to be $176 million which includes $42 million per quarter for the second half of the year.  The effective tax rate is expected to be approximately 37.5% for the second half of fiscal 2014 and approximately 38% for the full fiscal year 2014.  The adjusted diluted weighted average shares for calculating the adjusted earnings per share are anticipated to be 207 million for the full year fiscal 2014.

Conference Call Information:

A conference call to discuss second quarter fiscal 2014 financial results is scheduled for today, August 27, 2014, at 8:00 am Central Time. Investors and analysts interested in participating in the call are invited to dial (877) 303-9132, conference ID# 88430252, approximately 10 minutes prior to the start of the call. The conference call will also be webcast at http://investors.michaels.com/. To listen to the live call, please go to the website at least 15 minutes early to register and download any necessary audio software. The webcast will be accessible for 30 days after the call.  Additionally, a telephone replay will be available until September 5, 2014 by dialing (855) 859-2056, conference ID# 88430252.

Non-GAAP Information

This press release includes non-GAAP measures including Adjusted EBITDA, operating income excluding IPO and related party/sponsor expenses (“Adjusted operating income,”) net income excluding IPO, related party/sponsor fees and refinancing expenses (“Adjusted net income,”) weighted average shares outstanding assuming the IPO shares had been outstanding the entire period and adjusting for the anti-dilutive impact of equity awards (“Adjusted shares outstanding”) and earnings per share excluding IPO, related party/sponsor fees, refinancing expenses and including adjusted shares outstanding (“Adjusted earnings per share.”)  The Company has reconciled these non-GAAP financial measures with the most directly comparable GAAP financial measures in a table accompanying this release. The Company believes that these non-GAAP financial measures not only provide its management with comparable financial data for internal financial analysis but also provide meaningful supplemental information to investors. Specifically, these non-GAAP financial measures allow investors to better understand the performance of the Company’s business and facilitate a meaningful evaluation of its quarterly and fiscal year 2014 diluted earnings per common share and actual results on a comparable basis with its quarterly and fiscal year 2013 results.  In evaluating these non-GAAP financial measures, investors should be aware that in the future the Company may incur expenses or be involved in transactions that are the same as or similar to some of the adjustments in this presentation. The Company’s presentation of non-GAAP financial measures should not be construed to imply that its future results will be unaffected by any such adjustments. The Company has provided this information as a means to evaluate the results of its ongoing operations. Other companies in the Company’s industry may calculate these items differently than it does. Each of these measures is not a measure of performance under GAAP and should not be considered as a substitute for the most directly comparable financial measures prepared in accordance with GAAP. Non-GAAP financial measures have limitations as analytical tools, and investors should not consider them in isolation or as a substitute for analysis of the Company’s results as reported under GAAP.

Forward-Looking Statements:

This news release includes forward-looking statements which reflect management’s current views and estimates regarding the Company’s industry, business strategy, goals and expectations concerning its market position, future operations, margins, profitability, capital expenditures, liquidity and capital resources and other financial and operating information. The words “anticipate,” “assume,” “believe,”

“continue,” “could,” “estimate,” “expect,” “forecast,” “future,” “guidance,” “intend,” “may,” “plan,” “potential,” “predict,” “project,” and similar terms and phrases are intended to identify forward-looking statements, although not all forward-looking statements contain these identifying words. The Company cannot assure investors that future developments affecting the Company will be those that it has anticipated. Actual results may differ materially from these expectations due to risks relating to the effect of economic uncertainty, risks associated with our substantial outstanding indebtedness of $3.4 billion, changes in customer demand, risks relating to our data breach or our failure to adequately maintain security and prevent unauthorized access to electronic and other confidential information, increased competition, including internet-based competition, from other retailers, risks relating to our reliance on foreign suppliers, risks relating to how well we manage our business, risks related to our ability to open new stores and increase comparable store sales growth, damage to the reputation of the Michaels brand or our private and exclusive brands, and events that may affect our financial operations in the fourth quarter. Other risks and uncertainties include those identified under the heading “Risk Factors” included in the Company’s Registration Statement on Form S-1 which was declared effective by the Securities and Exchange Commission (“SEC”) on June 26, 2014, which is available at www.sec.gov, and other filings that the Company may make with the SEC in the future. If one or more of these risks or uncertainties materialize, or if any of the Company’s assumptions prove incorrect, the Company’s actual results may vary in material respects from those projected in these forward-looking statements. Any forward-looking statement made by the Company in this news release speaks only as of the date on which the Company makes it. Factors or events that could cause the Company’s actual results to differ may emerge from time to time, and it is not possible for the Company to predict all of them. The Company does not undertake and specifically disclaims any obligation to publicly update any forward-looking statement, whether as a result of new information, future developments or otherwise, except as may be required by any applicable securities laws.

About The Michaels Companies, Inc.

The Michaels Companies, Inc. is North America’s largest specialty retailer of arts and crafts. As of August 2, 2014, the Company owns and operates 1,147 Michaels stores in 49 states and Canada and 117 Aaron Brothers stores, and produces 11 exclusive private brands including Recollections®, Studio Decor®, Bead Landing®, Creatology®, Ashland®, Celebrate It®, Art Minds®, Artist’s Loft®, Craft Smart®, Loops & Threads® and Imagin8®.

Investor:

ICR, Inc.

Farah Soi/Anne Rakunas

203.682.8200

Farah.Soi@icrinc.com/Anne.Rakunas@icrinc.com

or

Media:

ICR, Inc.

Michael Fox/Jessica Liddell

203.682.8200

Jessica.Liddell@icrinc.com

The Michaels Companies, Inc.

Consolidated Statements of Comprehensive (Loss) Income

(In millions)

(Unaudited)

	13 Weeks Ended		26 Weeks Ended
	August 2,	August 3,	August 2,	August 3,
	2014	2013	2014	2013
Net sales	$948	$904	$2,000	$1,897
Cost of sales and occupancy expense	591	567	1,214	1,151
Gross profit	357	337	786	746

Selling, general, and administrative	270	254	552	526
Share-based compensation	2	8	6	11
Related party expenses	32	3	35	7
Store pre-opening costs	1	1	2	3
Operating income	52	71	191	199
Interest expense	61	46	118	93
Losses on early extinguishment of debt and refinancing costs	68	—	68	7
Other expense, net	—	1	—	1
(Loss) income before income taxes	(77)	24	5	98
Provision for income taxes	(29)	7	8	35
Net (loss) income	(48)	17	(3)	63

Other comprehensive (loss) income, net of tax:
Foreign currency translation adjustment and other	2	(1)	1	(2)
Comprehensive (loss) income	$(46)	$16	$(2)	$61

(Loss) earnings per share:
Basic	$(0.26)	$0.09	$(0.02)	$0.36
Diluted	$(0.26)	$0.09	$(0.02)	$0.35

Weighted average shares outstanding:
Basic	185	175	180	175
Diluted	185	179	180	179

The Michaels Companies, Inc.

Consolidated Balance Sheets

(In millions, except share data)

(Unaudited)

	August 2,	February 1,	August 3,
	2014	2014	2013

ASSETS
Current Assets:
Cash and equivalents	$90	$239	$56
Merchandise inventories	937	901	909
Prepaid expenses and other	101	95	96
Deferred income taxes	37	39	38
Income tax receivables	75	2	36
Total current assets	1,240	1,276	1,135
Property and equipment, at cost	1,531	1,600	1,542
Less accumulated depreciation and amortization	(1,165)	(1,242)	(1,195)
Property and equipment, net	366	358	347
Goodwill	94	94	94
Debt issuance costs, net	48	52	56
Deferred income taxes	24	28	29
Other assets	1	3	2
Total assets	$1,773	$1,811	$1,663

LIABILITIES AND STOCKHOLDERS’ DEFICIT

Current Liabilities:
Accounts payable.	$318	$368	$289
Accrued liabilities and other	336	411	341
Share-based compensation liability	—	—	19
Current portion of long-term debt	48	16	238
Deferred income taxes	—	1	4
Income taxes payable	1	30	—
Total current liabilities	703	826	891
Long-term debt	3,317	3,678	3,682
Deferred income taxes	1	2	2
Share-based compensation liability	—	—	26
Other liabilities	86	87	81
Total liabilities	4,107	4,593	4,682

Commitments and contingencies

Stockholders’ Deficit:
Common stock, $0.06775 par value, 350 million shares authorized; 204 million shares issued and outstanding at August 2, 2014, 175 million shares issued and outstanding at February 1, 2014, and 175 million shares issued and outstanding at August 3, 2013	14	12	12
Additional paid-in capital	545	94	34
Accumulated deficit	(2,894)	(2,888)	(3,069)
Accumulated other comprehensive income	1	—	4
Total stockholders’ deficit	(2,334)	(2,782)	(3,019)
Total liabilities and stockholders’ deficit	$1,773	$1,811	$1,663

The Michaels Companies, Inc.

Consolidated Statements of Cash Flows

(In millions)

(Unaudited)

	26 Weeks Ended
	August 2,	August 3,
	2014	2013
Cash flows used in operating activities:
Net (loss) income	$(3)	$63
Adjustments to reconcile net (loss) income to net cash used in operating activities:
Depreciation and amortization	53	50
Share-based compensation	10	13
Debt issuance costs amortization	6	4
Accretion of long-term debt	—	(1)
Losses on early extinguishment of debt and refinancing costs	68	7
Changes in operating assets and liabilities:
Merchandise inventories	(37)	(47)
Prepaid expenses and other	(5)	(9)
Deferred income taxes	5	—
Other assets	(2)	1
Accounts payable	(38)	43
Accrued interest	(46)	(1)
Accrued liabilities and other	(31)	(75)
Income taxes	(103)	(71)
Other long-term liabilities	(1)	(3)
Net cash used in operating activities	(124)	(26)

Cash flows used in investing activities:
Additions to property and equipment	(65)	(50)

Cash flows from financing activities:
Issuance of senior subordinated notes due 2020	255	—
Payments of subordinated discount notes due 2016	—	(142)
Payment of senior notes due 2018	(1,000)	—
Redemption premium on senior notes due 2018	(57)	—
Payment of PIK notes due 2018	(439)	—
Redemption premium on PIK notes due 2018	(4)	—
Issuance of PIK notes due 2018	—	800
Issuance of common stock	446	—
Borrowings on senior secured term loan facility	846	—
Payments on senior secured term loan facility	(8)	(4)
Borrowings on asset-based revolving credit facility	23	375
Payments on asset-based revolving credit facility	—	(154)
Payment of debt issuance costs	(11)	(16)
Payment of dividends	(1)	(767)
Change in cash overdraft	(8)	(14)
Other financing activities	(2)	(2)
Net cash provided by financing activities	40	76

Net change in cash and equivalents	(149)	—
Cash and equivalents at beginning of period	239	56
Cash and equivalents at end of period	$90	$56

Supplemental cash flow information:
Cash paid for interest	$158	$89
Cash paid for income taxes	$106	$109

The Michaels Companies, Inc.

Summary of Operating Data

(Unaudited)

The following table sets forth the percentage relationship to net sales of each line item of our unaudited consolidated statements of comprehensive (loss) income:

	13 Weeks Ended		26 Weeks Ended
	August 2,	August 3,	August 2,	August 3,
	2014	2013	2014	2013
Net sales	100.0%	100.0%	100.0%	100.0%
Cost of sales and occupancy expense	62.3	62.7	60.7	60.7
Gross profit	37.7	37.3	39.3	39.3

Selling, general, and administrative	28.5	28.1	27.6	27.7
Share-based compensation	0.2	0.9	0.3	0.6
Related party expenses	3.4	0.3	1.8	0.4
Store pre-opening costs	0.1	0.1	0.1	0.2
Operating income	5.5	7.9	9.5	10.5
Interest expense	6.4	5.1	5.9	4.9
Losses on early extinguishment of debt and refinancing costs	7.2	—	3.4	0.4
Other expense, net	—	0.1	—	0.1
Loss (income) before income taxes	(8.2)	2.7	0.2	5.1
Provision for income taxes	(3.1)	0.8	0.4	1.8
Net (loss) income	(5.1)%	1.9%	(0.2)%	3.3%

The following table sets forth certain of our unaudited operating data:

	13 Weeks Ended		26 Weeks Ended
	August 2,	August 3,	August 2,	August 3,
	2014	2013	2014	2013
Michaels stores:
Open at beginning of period	1,144	1,113	1,136	1,099
New stores	3	6	11	21
Relocated stores opened	5	4	10	8
Closed stores	—	—	—	(1)
Relocated stores closed	(5)	(4)	(10)	(8)
Open at end of period	1,147	1,119	1,147	1,119

Aaron Brothers stores:
Open at beginning of period	118	122	121	125
Relocated stores opened	—	1	—	2
Closed stores	(1)	(1)	(4)	(4)
Relocated stores closed	—	—	—	(1)
Open at end of period	117	122	117	122
Total store count at end of period	1,264	1,241	1,264	1,241

Other operating data:
Average inventory per Michaels store (in thousands) (1)	$782	$778	$782	$778
Comparable store sales	3.2%	(1.3)%	3.5%	(1.0)%
Comparable store sales, at constant currency	3.6%	(1.2)%	4.1%	(0.8)%

(1) The calculation of average inventory per Michaels store excludes our Aaron Brothers stores.

The Michaels Companies, Inc.

Reconciliation of Adjusted EBITDA

(In millions)

	13 Weeks Ended		26 Weeks Ended
	August 2,	August 3,	August 2,	August 3,
	2014	2013	2014	2013
Net cash used in operating activities	$(50)	$(28)	$(124)	$(26)
Depreciation and amortization	(26)	(25)	(53)	(50)
Share-based compensation	(6)	(9)	(10)	(13)
Debt issuance costs amortization	(3)	(2)	(6)	(4)
Losses on early extinguishments of debt and refinancing costs	(68)	—	(68)	(7)
Changes in assets and liabilities	105	81	258	163
Net (loss) income	(48)	17	(3)	63
Interest expense	61	46	118	93
Provision for income taxes	(29)	7	8	35
Losses on early extinguishment of debt and refinancing costs	68	—	68	7
Depreciation and amortization	26	25	53	50
EBITDA (excluding losses on early extinguishment of debt and refinancing costs)	78	95	244	248
Adjustments:
Share-based compensation	6	9	10	13
Management fees to Sponsors and others	32	3	35	7
Severance costs	1	1	1	1
Store pre-opening costs	1	1	2	3
Store remodel costs	—	4	3	4
Store closing costs	—	1	1	1
IPO Costs	2	—	2	—
Other	—	3	1	5
Adjusted EBITDA	$120	$117	$299	$282

The Michaels Companies, Inc.

Reconciliation of GAAP basis to Adjusted operating income, Adjusted net income and Adjusted earnings per share

(In millions, except per share)

(Unaudited)

	13 Weeks Ended		26 Weeks Ended
	August 2, 2014	August 3, 2013	August 2, 2014	August 3, 2013
Operating income	$52	$71	$191	$199
Add IPO related expenses (a)	32	—	32	—
Add back Sponsor Fees (b)	2	3	5	7
Adjusted operating income	$86	$74	$228	$206

Net (loss) income	$(48)	$17	$(3)	$63
Add IPO related expenses (a)	32	—	32	—
Add back Sponsor Fees (b)	2	3	5	7
Add interest savings, due to debt refinancing (c)	19	3	26	3
Add refinancing costs (d)	68	—	68	7
Less tax adjustment for above add-backs (e)	(43)	(2)	(45)	(7)
Adjusted net income	$30	$21	$83	$73

Weighted average shares outstanding, diluted	185	179	180	179
Add common stock issued in IPO (f)	22	28	27	28
Adjusted weighted average shares outstanding, diluted	207	207	207	207

Adjusted earnings per share, diluted:	$0.15	$0.10	$0.40	$0.35

(a)    Excludes expenses related to the initial public offering on July 2, 2014

(b)    Removes the sponsor fees related to the management contract that was terminated in connection with the IPO offering

(c)     Adjusts interest expense for (i) the redemption of all outstanding Senior Notes due 2018, (ii) incremental $850M term loan, (iii) incremental $250M Senior Subordinated Notes in 13 weeks ended August 2, 2014 and (iv) to adjust the interest expense related to the redemption of the $439M of the PIK Toggle Notes in all periods reported

(d)    Eliminates the loss on early extinguishment of debt and refinancing costs

(e)     Removes the impact of the IPO, sponsor fees and debt refinancing on taxes

(f)      Reflects the number of common shares issued with the initial public offering on July 2, 2014 as if they had been available the entire period and to adjust for the anti-dilutive impact of equity awards